UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2015

ACXIOM CORPORATION (Exact Name of the Company as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)
0-13163	71-0581897
(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8190, 601 E. Third St. Little Rock, Arkansas	72201
(Address of Principal Executive Offices)	(Zip Code)

501-342-1000
(the Company’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 31, 2015, Acxiom Corporation (the “Company”), together with certain of its subsidiaries, completed the  previously announced sale of the Company’s hosting services, cloud computing IT services and IT advisory services business (the “ITO Business”), on the terms described in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2015.  The sale was consummated through the contribution of certain assets related to the ITO Business to certain of the Company’s foreign subsidiaries and the sale of the equity of such subsidiaries, as well as of the subsidiary owning the US ITO Business, to Aspen Holdco, Inc., a Delaware corporation and an entity affiliated with investment funds managed by Charlesbank Capital Partners and M/C Partners (“Buyer”).

In connection with the closing of the sale of the ITO Business, the Company, certain of its subsidiaries engaged in the ITO Business, and Buyer agreed to an amendment to the Contribution and Stock Purchase Agreement, dated May 19, 2015 (the “Purchase Agreement”), previously reported in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2015.  The amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K, and the foregoing description of the amendment is qualified in its entirety by reference to such exhibit.

At the closing of the transaction, the Company received approximately $133 million in cash ($140 million stated sales price less closing adjustments of $7 million). Also, the Company may receive up to a maximum of $50 million in contingent payments subject to certain performance metrics.  In addition, the Company received a 5% retained profits interest in the divested entity, subject to a defined value over which the Company will participate in profits.

Item 9.01                      Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 and the unaudited pro forma condensed consolidated statements of operations for the years ended March 31, 2015, 2014, and 2013, which reflect the disposition described in Item 2.01, are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated by reference herein.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the operating results that may be obtained or the Company’s financial condition in the future. These unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended March 31, 2015, and Management’s Discussion and Analysis of Financial Condition and Results of Operations which are included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2015.

(b) Exhibits

Exhibit No.	Description
2.1
Amendment, dated July 31, 2015, to the Contribution and Stock Purchase Agreement, dated May 19, 2015, by and between Aspen Holdco, Inc., a Delaware corporation, Acxiom Corporation, a Delaware corporation, and the other parties signatory thereto.*

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information.
*Certain schedules and exhibits to this agreement have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acxiom Corporation
Date: August 6, 2015
By: /s/ Jerry C. Jones
Jerry C. Jones
Chief Ethics and Legal Officer & Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
2.1
Amendment, dated July 31, 2015, to the Contribution and Stock Purchase Agreement, dated May 19, 2015, by and between Aspen Holdco, Inc., a Delaware corporation, Acxiom Corporation, a Delaware corporation, and the other parties signatory thereto.*

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information
*Certain schedules and exhibits to this agreement have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.